Exhibit 99.1

Consent to be Named as a Person Chosen to Become a Director

In connection with the filing by Hycroft Mining Holding Corporation of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person chosen to become a director of Hycroft Mining Holding Corporation effective September 8, 2020 in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 31, 2020	/s/ Diane R. Garrett
Diane R. Garrett